Execution Copy #1


                            REORGANIZATION AGREEMENT



         Asset Purchase Agreement dated as of January 17, 1997 by and among KENNETH H. MEAD (the "Stockholder"), SUPERIOR DISPOSAL SERVICES, INC., a New York corporation ("Superior"), KENSUE, INC., a Pennsylvania corporation ("KENSUE"), S.D.S. at PA, INC., a Pennsylvania corporation and a wholly-owned subsidiary of Kensue ("SDS"), CLAWS REFUSE, INC., a Pennsylvania corporation and a wholly-owned subsidiary of Kensue ("CLAWS," and collectively with Superior, Kensue and SDS, the "Sellers"; the Sellers each being referred to as a "Seller"), and CASELLA WASTE MANAGEMENT OF N.Y., INC., a New York corporation (the "New York Buyer") and CASELLA WASTE MANAGEMENT OF PENNSYLVANIA, INC., a Pennsylvania corporation (the "Pennsylvania Buyer"). The Stockholder, the Sellers and the Buyer are sometimes referred to collectively as the "Parties" or individually as a "Party." The New York Buyer and the Pennsylvania Buyer are referred to collectively as the "Buyer".

         This Agreement contemplates a tax-free reorganization within the meaning of Section 368(C) of the Internal Revenue Code of 1986, as amended, by providing for an exchange by the Sellers (as defined herein) of all of the assets of the Sellers for the capital stock of Casella Waste Systems, Inc., the parent company of the Buyer.

                              W I T N E S S E T H:

         WHEREAS, the Stockholder owns all of the shares of capital stock of each of Superior and Kensue; and

         WHEREAS, the Buyer desires to purchase, and each Seller desires to sell, substantially all of its assets and business, for the consideration set forth below and the assumption of certain of the Sellers' liabilities set forth below, subject to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

         1.       Purchase and Sale of the Assets.

                  a. Delivery of the Assets. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), Superior shall sell, transfer, convey, assign and deliver to the New York Buyer, and each of Kensue, SDS and Claws shall sell, transfer, convey, assign and deliver to the Pennsylvania Buyer, and the respective Buyer shall


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purchase from the respective Seller(s), all of the following properties and assets of each such Seller:

                           i. all inventories, including of office supplies,
maintenance supplies, packaging materials, spare parts and similar items (collectively, the "Inventory") which exist on the Closing Date (as defined below);

                           ii. all accounts, accounts receivable, notes and
notes receivable existing on the Closing Date which are payable to such Seller, including any security held by such Seller for the payment thereof (collectively, the "Accounts Receivable");

                           iii. all cash, prepaid expenses, deposits, bank
accounts and other similar assets of such Seller existing on the Closing Date, including the cash represented by such assets;

                           iv. all rights of such Seller under the contracts,
agreements, leases, licenses and other instruments set forth on Section 2(o) of the Disclosure Schedule (collectively, the "Contract Rights");

                           v. all real property of such Seller set forth on
Section 2(k) of the Disclosure Schedule, together with all buildings, fixtures and improvements located on or attached thereto, including such Seller's right, title and interest in and to all leases, subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant to said real property (collectively, the "Real Property");

                           vi. all books, records and accounts, correspondence,
production records, technical, accounting, manufacturing and procedural manuals, customer lists, employment records, studies, reports or summaries relating to any environmental conditions or consequences of any operation, present or former, as well as all studies, reports or summaries relating to any environmental aspect or the general condition of the Assets, and any confidential information which has been reduced to writing relating to or arising out of the business of such Seller;

                           vii. All rights of such Seller under express or
implied warranties from the suppliers of such Seller;

                           viii. the motor vehicles and other rolling stock
owned by such Seller on the Closing Date;

                           ix. all of the machinery, containers, equipment,
tools, production reels and spools, tooling, dies, production fixtures, maintenance machinery and equipment, furniture, leasehold improvements and construction in

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progress owned by such Seller on the Closing Date whether or not reflected as capital assets in the accounting records of such Seller (collectively, the "Fixed Assets");

                           x. all of such Seller's right, title and interest in
and to all intangible property rights, including but not limited to trade secrets, processes, know-how, trade names, including, as applicable to the respective Seller, the names "Superior Disposal Services, Inc.," "Kensue, Inc.," "S.D.S. at PA, Inc." and "Claws Refuse, Inc." or any derivation thereof and any assumed names under which such Seller has operated, owned or, where not owned, used by such Seller in its business and all licenses and other agreements to which such Seller is a party (as licensor or licensee) or by which such Seller is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "Intangible Property"); and

                           xi. except as specifically provided in Section 1(b)
below, all other assets, properties, claims, rights and interests of each Seller which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

                  b. Notwithstanding the provisions of Section 1(a) above, the assets to be transferred to the Buyer under this Agreement shall not include any interest of any of the Sellers in or to [the landfill located in Covert, New York] (the "Covert Landfill") or any other assets listed on Schedule 1(b) attached hereto (the "Excluded Assets").

                  c. The Inventory, Accounts Receivable, Contract Rights, Real Property, Fixed Assets, Intangible Property and other properties, assets and businesses of the Sellers described in Section 1(a) above, other than the Excluded Assets, shall be referred to collectively as the "Assets."

                  d. Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, each Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

                  e. Base Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be Six Hundred Thirty-Four Thousand Four Hundred (634,400) shares of the Class A Common Stock of Casella Waste Systems, Inc., a Delaware corporation (Casella Waste Systems, Inc. being hereinafter referred to as "CWS" and the Class A Common Stock of CWS being hereinafter referred to as the

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"CWS Common Stock"), subject to adjustment as provided below. The Purchase Price shall be paid as follows: (A) at the Closing (as defined below), the Buyer will deliver to the Sellers certificates representing Five Hundred Seventy Thousand Nine Hundred Sixty (570,960) shares of CWS Common Stock (the "Initial Shares"); and (B) on the first anniversary of the Closing, the Buyer will deliver to the Sellers a certificate representing Sixty-Three Thousand Four Hundred Forty (63,440) shares of CWS Common Stock (the "Retained Shares"), subject to adjustment pursuant to the indemnification obligations of the Stockholder and the Sellers set forth in this Agreement and the adjustment provisions set forth in Section 1(g). The Initial Shares and the Retained Shares are hereinafter referred to as the "Shares."

         The Parties agree that the calculation of the Purchase Price has been based in part on assumptions made by each of the Parties as to the valuation of the Buyer and of CWS. Accordingly, the parties hereby further agree that the Buyer will issue additional shares of CWS Common Stock or the Sellers (or the Stockholder) will surrender certain of the Shares, as follows:

         i.       In the event that (A)     CWS completes an underwritten
                                            registered initial public offering
                                            of the CWS Common Stock and (I) the
                                            public offering price (with respect
                                            to any Shares which are sold in such
                                            offering) or (II) the average
                                            closing sale price per share of the
                                            CWS Common Stock over the ten
                                            trading days ending on the twentieth
                                            day after the date of the final
                                            prospectus relating to such offering
                                            (with respect to Shares not sold in
                                            such offering) (the "Public Market
                                            Price") is less than $20 (subject to
                                            appropriate adjustment in the event
                                            of any stock dividend, stock split,
                                            combination or other
                                            recapitalization affecting such
                                            shares) ("Twenty Dollars Per
                                            Share"); or

                                    (B)     CWS is acquired (whether by merger,
                                            asset purchase, stock sale or
                                            otherwise) in a transaction in which
                                            the holders of the CWS Common Stock
                                            receive publicly traded shares of
                                            the acquiror, and the value of the
                                            CWS Common Stock in such acquisition
                                            (the "Acquisition Price") is less
                                            than Twenty Dollars Per Share,

                  then the Buyer will issue additional shares of CWS Common Stock as follows:

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If the Public Market Price or               Then the Buyer will issue the
the Acquisition Price is:                   following number of additional
                                            shares of CWS Common
                                            Stock:

Between $19 and $20                         Pro rata between 33,389 and 0

$19                                         33,389

Between $18 and $19                         Pro rata between 70,489 and
                                            33,389

$18 or less                                 70,489


         ii.      In the event that (A)     CWS completes an underwritten
                                            registered initial public offering
                                            of the CWS Common Stock and the
                                            Public Market Price is greater than
                                            Twenty Dollars Per Share; or

                                    (B)     CWS is acquired (whether by merger,
                                            asset purchase, stock sale or
                                            otherwise) in a transaction in which
                                            the holders of the CWS Common Stock
                                            receive publicly traded shares of
                                            the acquiror, and the Acquisition
                                            Price is greater than Twenty Dollars
                                            Per Share,

                  then the Sellers and the Stockholder shall, jointly and severally, be liable to return to the Buyer a number of Shares as follows:

If the Public Market Price or               Then the Seller and the
the Acquisition Price is:                   Stockholder will return to the
                                            Buyer the following number of
                                            shares of CWS Common
                                            Stock:

Between $20 and 521                         Pro rata between 0 and 30,210

$21 or more                                 30,210

Notwithstanding the foregoing, no shares of CWS Common Stock shall be issued by the Buyer or returned by the Sellers or the Stockholder if the event giving rise to such

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adjustment is on or after the fifth anniversary of the Closing. The foregoing right shall not be assignable by the Stockholders or the Sellers.

                  f. Assumption of Liabilities. At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Asset Instrument of Assumption") substantially in the form attached hereto as Exhibit B-1, pursuant to which it shall assume and agree to perform, pay and discharge the following liabilities, obligations and commitments of each of the Sellers (the "Assumed Liabilities"):

                           i. All trade accounts payable reflected on the
balance sheet of such Seller as of December 31, 1996 previously delivered to the Buyer (the "Current Balance Sheet"), less any payments made from December 31, 1996 (the "Balance Sheet Date") to the Closing Date and less any trade accounts payable of such Seller to any affiliate of such Seller;

                           ii. All obligations of such Seller continuing after
the Closing under the leases, contracts and employee benefit plans set forth on
Schedule 1(f) attached hereto which become due and payable after the Closing Date; and

                           iii. All other liabilities and obligations of such
Seller specifically set forth in Schedule 1(f) attached hereto.

The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and each Seller shall each remain unconditionally liable for, all liabilities, obligations and commitments, fixed or contingent, of such Seller other than the Assumed Liabilities. Without limiting the foregoing, any and all liabilities of any Seller arising from environmental laws (including with respect to the Covert Landfill) and, except as provided above, in any way related to events prior to the Closing, shall be the sole responsibility of such Seller.

                  g.       Purchase Price Adjustments.

                           i. As promptly as possible following the Closing
Date, the Buyer shall cause Piaker & Lyons, independent public accountants (the "Closing Auditors"), to conduct a review of the balance sheet of the Sellers as of the Closing Date. Not later than 60 days after the Closing Date, the Buyer shall cause the Closing Auditors to deliver a balance sheet with respect to the Sellers as of the Closing Date (as corrected pursuant to this Section 1(g), the "Closing Balance Sheet") to the Buyer and to the Sellers. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles, applied consistently with the Sellers' past practices and methods (to the extent applicable under generally accepted accounting principles).


                                       -6-

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                           ii. The Seller and one firm of independent public
accountants acting on behalf of the Sellers (the "Sellers' Advisors") shall have the right to review the work papers of the Closing Auditors utilized in preparing the Closing Balance Sheet, and shall have full access to the books, records, properties and personnel of the Sellers (and Buyer's personnel participating in the review) for purposes of verifying the accuracy and fairness of the presentation of the Closing Balance Sheet.

                           iii. The values or amounts for each item reflected
on the Closing Balance Sheet shall be binding upon the Buyer and the Sellers unless the Sellers give written notice, within 30 calendar days after their receipt of the Closing Balance Sheet, of disagreement with any values or amounts shown on the Closing Balance Sheet, specifying, as to each such item in reasonable detail, the nature and extent of such disagreement (the "Dispute Notice"). If the Buyer and the Sellers are unable to resolve any such disagreement within 30 days after the date of the Dispute Notice, the disagreement shall be submitted to arbitration in Syracuse, New York in accordance with the rules of the American Arbitration Association. If, as a result of the resolution of any disputes by agreement pursuant to this Section 1(g), or by arbitration, any amount shown on the Closing Balance Sheet is determined to be erroneous, such erroneous amount shall be deleted from the Closing Balance Sheet and the correct amount shall be inserted in lieu thereof. The Closing Balance Sheet, as so corrected, shall constitute the Closing Balance Sheet for purposes of this Agreement.

                           iv. The Buyer shall pay the fees and disbursements of
the Closing Auditors. The fees and disbursements of the Sellers' Advisors shall be paid by the Sellers.

                           v. Immediately upon the expiration of the 30 calendar
day period following the Sellers' receipt of the Closing Balance Sheet, if no Dispute Notice is given by the end of such period, or immediately upon the resolution of disputes, if any, pursuant to this Section 1(g), the Purchase Price shall be adjusted as follows, based upon the Closing Balance Sheet (as so adjusted, the "Final Purchase Price");

                                    x. If the combined liabilities as shown on
the Closing Balance Sheet (excluding trade accounts payable and accrued liabilities) is greater than [$7,552,103 less debt on Rt 49 Property] ("Excess Liabilities"), and/or if the combined sum of the cash and trade receivables of the Sellers exceeds the combined sum of the trade accounts payable and accrued liabilities of the Sellers as shown on the Closing Balance Sheet by less than the corresponding calculation shown on the Current Balance Sheet (a "Working Capital Deficiency"), the Purchase Price shall be reduced by one share of CWS Common Stock for every Twenty Dollars ($20) of Excess Liabilities or Working Capital Deficiency (provided that if there exists both Excess Liabilities and a Working Capital Deficiency, the adjustment shall be in the amount of the greater of such amount and not the aggregate thereof).

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                                    y. If the combined liabilities of the
Sellers (excluding trade accounts payable and accrued liabilities) is less than [$7,552,103 less debt on Rt 49 Property] (the "Favorable Liabilities Variance") and if the combined sum of the cash and trade receivables of the Sellers (excluding receivables from affiliates of the Sellers) exceeds the combined sum of the trade accounts payable and accrued liabilities of the Sellers ("Excess Working Capital") as shown on the Closing Balance Sheet by more than the corresponding calculation shown on the Current Balance Sheet ("Excess Working Capital"), Buyer shall deliver to Sellers one additional share of CWS Common Stock for each Twenty Dollars ($20) of the lesser of (A) such Favorable Liabilities Variance, or (B) such Excess Working Capital.

                           vi. Any adjustment in the Purchase Price payable to
the Buyer shall be satisfied first from the Retained Shares. To the extent that the Retained Shares shall not be sufficient to satisfy any adjustment provided for herein, the Stockholder and the Sellers shall be jointly and severally liable for any deficiency (provided, however, that the Stockholder and the Sellers may satisfy such obligation by surrendering Initial Shares at a value of $20 per share).

                  h. Closing. The closing of the purchase and sale of the Assets (the "Closing") shall take place at the offices of Earl D. Butler, P.C., 231-241 Man Street, Vestal, New York 13160, or at such other place as the parties may mutually agree at 10:00 A.M., on January __ 1997 or as soon as practicable thereafter (the "Closing Date").

                  i. Apportionment. Prepaid premiums on insurance if assigned as herein provided, water and sewer use charges, transfer taxes and recording fees, if any, incurred in connection with the transfer of the Assets contemplated hereby, and the real property taxes for the then current tax period, shall be apportioned and adjusted as of the Closing Date and the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price at a rate of one share of CWS Common Stock for every $20 of such adjustment. If the amount of said real property taxes has not been determined at the Closing Date, they shall be apportioned on the basis of such taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that no party shall be obligated to institute or prosecute proceedings for an abatement unless otherwise agreed. If such proceedings are commenced, the parties commencing the same shall give the other party notice thereof and shall prosecute such proceedings and not discontinue the same without first giving the other party notice of its intention so to do and reasonable opportunity to be substituted in such proceedings; and the other party agrees to cooperate in such proceedings without being obligated to incur any expense in connection therewith.


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         2. Joint and Several Representations and Warranties of the Stockholder
and the Sellers. Each of the Sellers and the Stockholder, jointly and severally, represent and warrant to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule").

                  a. Organization, Qualification and Corporate Power. Each of the Sellers is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. Each of the Sellers is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each of the Sellers has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of the Sellers has furnished to the Buyer true and complete copies of its charter and Bylaws, each as amended and as in effect on the date hereof. None of the Sellers is in default under or in violation of any provision of its charter or Bylaws.

                  b. Capitalization. The authorized, issued and outstanding shares of capital stock of each of the Sellers are as set forth in Section 2(b) of the Disclosure Schedule. Section 2(b) of the Disclosure Schedule sets forth a complete and accurate list of all beneficial and record stockholders of each Seller, indicating the number of shares of each Seller held by each stockholder. All of the issued and outstanding shares of capital stock of the Sellers are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which any of the Sellers is a party or which are binding upon any of the Sellers providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Seller. There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any shares of capital stock of the Sellers. All of the issued and outstanding shares of capital stock of the Sellers were issued in compliance with applicable federal and state securities laws. The Stockholder has not entered into any agreement to sell, pledge or otherwise encumber any of his shares of the capital stock of the Sellers.

                  c. Authorization of Transaction. Each of the Sellers has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Sellers. This Agreement has been duly and validly executed and delivered by the Stockholder and the Sellers and constitutes

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a valid and binding obligation of the Stockholder and the Sellers, enforceable against such persons in accordance with its terms.

                  d. Noncontravention. Neither the execution and delivery of this Agreement by Stockholder and the Sellers, nor the consummation by the Sellers of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or By-laws of any of the Sellers, (b) require on the part of the Stockholder or the Sellers any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Stockholder or any of the Sellers is a party or by which the Stockholder or any of the Sellers is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Stockholder or any of the Sellers or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Sellers, or any of their properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of the Sellers and not material to the Sellers.

                  e. Subsidiaries. Except as set forth in Section 2(e) of the Disclosure Schedule, none of the Sellers controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

                  f. Financial Statements. The Sellers have provided to the Buyer (a) the balance sheets and statements of income, changes in stockholders' equity and cash flows for each of the three fiscal years for each of the Sellers in the three-year period ending December 31, 1995 (each of which has been reviewed in accordance with standards established by the American Institute of Certified Public Accountants); and (b) the unaudited balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the fiscal year ended as of December 31, 1996 (the "Most Recent Fiscal Period End"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with

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United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Sellers as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Sellers; provided, however, that the Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

                  g. Absence of Certain Changes. Since the Most Recent Fiscal Period End, (a) there has not been any material adverse change in the assets, business, financial condition or results of operations of any of the Sellers, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future, and (b) none of the Sellers has taken any of the actions not in the Ordinary Course of Business.

                  h. Undisclosed Liabilities. None of the Sellers has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 2(f) (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since the Most Recent Fiscal Period End in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

                  i.       Tax Matters.

                           i. Each of the Stockholder and the Sellers has filed
all Tax Returns (as defined below) that he or it was required to file and all such Tax Returns were correct and complete in all material respects. Each of the Stockholder and the Sellers has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of the Sellers for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet. None of the Sellers has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation the Stockholder or any affiliated group of corporations or other entities that included any of the Sellers during a prior period) other than the Sellers. All Taxes that the Sellers are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency

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thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                           ii. The Sellers have delivered to the Buyer correct
and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Sellers since January 1, 1990. The federal income Tax Returns of the Sellers have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through December 31, 1992. No examination or audit of any Tax Returns of any of the Sellers by any Governmental Entity is currently in progress or, to the knowledge of the Sellers or the Stockholder, threatened or contemplated. None of the Sellers has waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

                           iii. None of the Sellers is a "consenting
corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Sellers are subject to an election under Section 341(f) of the Code. None of the Sellers has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Sellers is a party to any Tax allocation or sharing agreement.

                           iv. None of the Sellers is or has ever been a member
of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than a group of which only the Sellers are members. None of the Sellers has made an election under Treasury Reg. Section 1.1502-20(g). None of the Sellers is or has been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b).

                  j. Assets. Each of the Sellers owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of any of the Sellers (tangible or intangible) is subject to any Security Interest. A list of the Fixed Assets is attached hereto as Section 2(j) of the Disclosure Schedule.

                  k. Owned Real Property. Section 2(k) of the Disclosure Schedule lists and describes briefly all real property that any of the Sellers owns. With respect to each parcel of such real property:

                           i. the identified owner has good and clear record and
marketable title to such parcel, insurable by a recognized national title insurance company at standard rates, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not impair the uses, occupancy or value of such parcel in their current uses (the "Intended Uses");

                           ii. there are no (i) pending or, to the knowledge of
the Sellers, threatened condemnation proceedings relating to such parcel, (ii) pending or, to the knowledge of the Sellers, threatened litigation or administrative actions relating to such parcel, or (iii) other matters affecting adversely the Intended Uses, occupancy or value thereof;

                           iii. the legal description for such parcel contained
in the deed thereof describes such parcel fully and adequately; the buildings and improvements may be used as of right under applicable zoning and land use laws for the Intended Uses, and such buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of current setback requirements, zoning laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the Intended Uses; and such parcel is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                           iv. there are no leases, subleases, licenses or
agreements, written or oral, granting to any party or parties (other than the Sellers) the right of use or occupancy of any portion of such parcel;

                           v. there are no outstanding options or rights of
first refusal to purchase such parcel, or any portion thereof or interest therein;

                           vi. all facilities located on such parcel are
supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the Intended Uses and in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel;

                           vii. such parcel abuts on and has direct vehicular
access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel;

                           viii. the Sellers have not received notice of, and to
the best of the Sellers' knowledge, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the parcels;

                           ix. the improvements constructed on the parcels are
in good condition and proper order, free of roof leaks, insect infestation, and material construction defects, and all mechanical and utility systems servicing such improvements are in good condition and proper working order, free of material defects; and

                           x. each parcel is an independent unit which does not
rely on any facilities (other than the facilities of public utilities) located on any other property (i) to fulfill any zoning, building code, or other municipal or governmental requirement, (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or (iii) to fulfill the requirements of any lease. No building or other improvement not included in the parcels relies on any part of the parcels to fulfill any zoning, building code, or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities. Each of the parcels is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

                  l. Intellectual Property. Each of the Sellers owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively, "Intellectual Property") that are used to conduct its business as currently conducted or planned to be conducted.

                  m. Inventory. All inventory of the Sellers whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. All inventories not written-off have been priced at the lower of cost or market on a last-in, firstout basis.

                  n. Real Property Leases. Section 2(n) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of the Sellers. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 2(n) of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2(n) of the Disclosure Schedule:

                           i. the lease or sublease is legal, valid, binding,
enforceable and in frill force and effect;

                           ii. the lease or sublease will continue to be legal,
valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                           iii. no party to the lease or sublease is in breach
or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           iv. there are no disputes, oral agreements or
forbearance programs in effect as to the lease or sublease;

                           v. none of the Sellers has assigned, transferred,
conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                           vi. all facilities leased or subleased thereunder are
supplied with utilities and other services necessary for the operation of said facilities;

                           vii. to the knowledge of the Sellers, the owner of
the facility leased or subleased has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants, and other restrictions which do not impair the Intended Uses, occupancy or value of the property subject thereto; and

                           viii. the Sellers have obtained non-disturbance
agreements from the holder of each superior Security Interest and ground lease in connection with each such lease or sublease (each of which is listed in Section 2(n) of the Disclosure Schedule); and the representations and warranties set forth in clauses (i) through (iv) of this Section 2(n) with respect to leases and subleases are true and correct with respect to such nondisturbance agreements.

                  o. Contracts. Section 2(o) of the Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which any of the Sellers is a party:

                           i. any written arrangement (or group of related
written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $1,000 per annum;

                           ii. any written arrangement (or group of related
written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year,
(ii) which involves more than the sum of $25,000, or (iii) in which any of the Sellers has granted exclusive rights relating to any products, services or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                           iii. any written arrangement establishing a
partnership or joint venture;

                           iv. any written arrangement (or group of related
written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                           v. any written arrangement concerning confidentiality
or noncompetition;

                           vi. any written arrangement between any of the
Sellers and the Stockholder or any of his relatives or affiliates;

                           vii. any written arrangement under which the
consequences of a default or termination could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of any of the Sellers; and

                           viii. any other written arrangement (or group of
related written arrangements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

The Sellers have delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in Section 2(o) of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement. None of the Sellers is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2(o) of the Disclosure Schedule under the terms of this
Section 2(o).

                  p. Accounts Receivable. All accounts receivable of the Sellers reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible to the best of the Sellers' knowledge, net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Sellers that have arisen since the Most Recent Fiscal Period End are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

                  q. Powers of Attorney; Bank Accounts. There are no outstanding powers of attorney executed on behalf of any of the Sellers. A list of the bank accounts of the Sellers is set forth on Section 2(q) of the Disclosure Schedule.

                  r. Insurance. Section 2(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Sellers have been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years:

                           i. the name of the insurer, the name of the
policyholder and the name of each covered insured;

                           ii. the policy number and the period of coverage;

                           iii. the scope (including an indication of whether
the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                           iv. a description of any retroactive premium
adjustments or other loss-sharing arrangements.

(i) Each such insurance policy is enforceable and in full force and effect; (ii) such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) none of the Sellers is in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iv) none of the Sellers has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. None of the Sellers has incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. Each of the Sellers is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

                  s. Litigation. Section 2(s) of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which any of the Sellers is a party or, to the knowledge of the Sellers is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2(s) of the Disclosure Schedule could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of any of the Sellers.

                  t. Employees. Section 2(t) of the Disclosure Schedule contains a list of all employees of the Sellers, along with the position and the annual rate of compensation of each such person. To the knowledge of the Sellers, no key employee or group of employees has any plans to terminate employment with the Sellers. None of the Sellers is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Sellers have no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of any of the Sellers.

                  u.       Employee Benefits.

                           i. Section 2(u) of the Disclosure Schedule contains a
complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by any of the Sellers, or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes any of the Sellers. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last five plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Sellers, and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Sellers and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

                           ii. There are no investigations by any Governmental
Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

                           iii. All the Employee Benefit Plans that are intended
to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

                           iv. Neither any of the Sellers, nor any ERISA
Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

                           v. At no time has any of the Sellers, or any ERISA
Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

                           vi. There are no unfunded obligations under any
Employee Benefit Plan providing benefits after termination of employment to any employee of any of the Sellers (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

                           vii. No act or omission has occurred and no condition
exists with respect to any Employee Benefit Plan maintained by any of the Sellers, or any ERISA Affiliate that would subject the Sellers, or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

                           viii. No Employee Benefit Plan is funded by,
associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                           ix. No Employee Benefit Plan, plan documentation or
agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits any of the Sellers from amending or terminating any such Employee Benefit Plan.

                           x. Section 2(u) of the Disclosure Schedule discloses
each: (i) agreement with any director, executive officer or other key employee of any of the Sellers (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving such Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from such Seller that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding such Seller, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  v.       Environmental Matters.

                           i. The Sellers have complied with all applicable
Environmental Laws (as defined below). There is no pending or, to the knowledge of the Sellers, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving any of the Sellers. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

                           ii. There have been no releases of any Materials of
Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by any of the Sellers. With respect to any such releases of Materials of Environmental Concern, the Sellers have given all required notices to Governmental Entities (copies of which have been provided to the Buyer). None of the Sellers is aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by any of the Sellers that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Sellers. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

                           iii. Set forth in Section 2(v) of the Disclosure
Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by any of the Sellers (whether conducted by or on behalf of Sellers or a third party, and whether done at the initiative of the Sellers or directed by a Governmental Entity or other third party) which any of the Sellers has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.

                           iv. Set forth in Section 2(v) of the Disclosure
Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by any of the Sellers. The Sellers are not aware of any material environmental liability of any such transporter or facility.

                  w. Legal Compliance. Each of the Sellers, and the conduct and operations of their respective businesses, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to such Seller or business, except for any violation of or default under a law referred to in clause (b) above which reasonably may be expected not to have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of any of the Sellers.

                  x. Permits. Section 2(x) of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by any of the Sellers. Such listed Permits are the only Permits that are required for the Sellers to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which would not have any material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Sellers. Each such Permit is in full force and effect and, to the best of the knowledge of the Sellers, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewed upon expiration. Each such Permit will continue in full force and effect following the Closing.

                  y. Certain Business Relationships With Affiliates. Except as set forth in Section 2(y) of the Disclosure Schedule, no affiliate of any of the Sellers (a) owns any property or right, tangible or intangible, which is used in the business of any of the Sellers, (b) has any claim or cause of action against any of the Sellers, or (c) owes any money to any of the Sellers. Section 2(y) of the Disclosure Schedule describes any transactions or relationships between any of the Sellers and any affiliate thereof.

                  z. Brokers' Fees. None of the Sellers has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  aa. Books and Records. The minute books and other similar records of each of the Sellers contain true and complete records of all actions taken at any meetings of such Seller's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of each Seller accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of such Seller and have been maintained in accordance with good business and bookkeeping practices.

                  bb. Customers and Suppliers. No unfilled customer order or commitment obligating any Seller to deliver products or perform services will result in a loss to any Seller upon completion of performance. No purchase order or commitment of any Seller is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

                  cc. Disclosure. No representation or warranty by the Stockholder or any of the Sellers contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Stockholder or the Sellers pursuant to this Agreement, and no other statement made by the Stockholder or any of the Sellers or any of their representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Stockholder and the Sellers have disclosed to the Buyer all material information relating to the Assets and the business of the Sellers or the transactions contemplated by this Agreement.

                  dd. Investment Representations. The Stockholder is acquiring the Shares for his own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933 (the "Securities Act"), or any rule or regulation under the Securities Act. The Stockholder has had such opportunity as he has deemed adequate to obtain from representatives of the Buyer such information as is necessary to permit him to evaluate the merits and risks of his investment in the Buyer. The Stockholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Shares and to make an informed investment decision with respect to such acquisition.

                  ee. Limitations on Resale. The Stockholder understands that
(i) the Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act,
(ii) such shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 or otherwise may not be available for at least two years and even then will not be available unless a public market then exists for the CWS Common Stock, adequate information concerning the Buyer is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Buyer and the Buyer has no obligation or current intention to register any shares under the Securities Act.

                  ff. Legends. The Stockholder understands that a legend substantially in the following form will be placed on the certificate representing the Shares:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

         In addition, the Stockholder understands that a legend substantially in the following form will be placed on a certificate representing not less than 30,210 shares:

                  "The shares represented by this certificate are subject to a certain Reorganization Agreement dated as of January ___, 1997, including, without limitation, Section 1(e) thereof."

         3. Representations and Warranties of the Buyer. Each of the New York Buyer and the Pennsylvania Buyer represents and warrants to the Stockholder and the Sellers as follows:

                  a. Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

                  b. Capitalization. The authorized, issued and outstanding capital stock of the Buyer and of CWS is as set forth on Schedule 3(b) attached hereto. All of the Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

                  c. Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Buyer and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable against it in accordance with its terms.

                  d. Noncontravention. Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or Bylaws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which it is bound or to which its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

                  e. Financial Statements. The audited consolidated financial statements of CWS for the three years ending April 30, 1996, and unaudited financial statements for the six months ended October 31, 1996 (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), (ii) fairly present the consolidated financial condition, results of operations and cash flows of CWS as of the respective dates thereof and for the periods referred to therein, and (iii) are consistent with the books and records of CWS.

                  f. Absence of Material Adverse Changes. Since October 31, 1996, there has not been any material adverse change in the assets, business, financial condition or results of operations of CWS, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future.

                  g. Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  h. Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered to or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

         4.       Covenants.

                  a. Best Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

                  b. Notices and Consents. The Stockholder and the Sellers shall use their best efforts to obtain, at the Sellers' expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Sellers in connection with the transactions contemplated by this Agreement (including without limitation those listed in Section 2(d) or Section 2(x) of the Disclosure Schedule).

                  c. Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, each of the Sellers shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

                  d. Full Access. The Stockholder and the Sellers shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Sellers. The Buyer (a) shall treat and hold as confidential any Confidential Information (as defined below), (b) shall not use any of the Confidential Information except in connection with this Agreement, and (c) if this Agreement is terminated for any reason whatsoever, shall return to the Sellers all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information of the Sellers that is furnished in writing to the Buyer by any Seller in connection with this Agreement and is labelled confidential or proprietary; provided, however, that it shall not include any information (i) which, at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the Buyer, or (iii) which the Buyer knew or to which the Buyer had access prior to disclosure.

                  e. Notice of Breaches. The Stockholder and the Sellers shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Stockholder or any Seller in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Stockholder or any Seller of, or a failure by the Stockholder or any Seller to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer shall promptly deliver to the Stockholder and the Sellers written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Buyer of, or a failure by the Buyer to comply with, any agreement or covenant in this Agreement applicable to the Buyer. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

                  f. Exclusivity. The Stockholder and the Sellers shall not, and the Sellers shall use their best efforts to cause each of their other officers, directors, employees, representatives and agents not to, directly or indirectly,
(a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, purchase of shares, proxy solicitation or other business combination involving any Seller, or any division of any Seller or (b) provide any non-public information concerning the business, properties or assets of any Seller to any person or entity (other than the Buyer). The Sellers shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4(f).

         5.       Conditions to Consummation of Asset Purchase.

                  a. Conditions to Each Party's Obligations. The respective obligations of the Sellers and the Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing are subject to the condition that no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control the Assets following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect.

                  b. Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing is subject to the satisfaction of the following additional conditions:

                           i. the Sellers shall have obtained all of the
waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4(b);

                           ii. the representations and warranties of the
Stockholder and the Sellers set forth in Section 2 shall be true and correct when made on the date hereof and shall be true and correct as of the Closing as if made as of such Closing, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

                           iii. the Sellers shall have performed or complied
with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                           iv. the Sellers shall have delivered to the Buyer a
certificate (without qualification as to knowledge or materiality or otherwise) to the effect that the conditions specified in Section 5(a) and clauses (i) through (iii) of this Section 5(b) are satisfied in all respects;

                           v. the Buyer shall have received from counsel to the
Sellers an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to the Buyer and dated as of the Closing Date;

                           vi. all actions to be taken by the Sellers in
connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer;

                           vii. the Buyer shall have received at or prior to the
Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

                                    a. a bill of sale substantially in the form
of Exhibit E;

                                    b. such instruments of conveyance,
assignment and transfer, in form and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good, clear, record and marketable title to the Assets other than the Real Property (including all necessary bills of sale and certificates of title for motor vehicles owned by the Sellers);

                                    c. such warranty deeds and instruments of
conveyance, assignment and transfer, in form and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good, clear, record, marketable and insurable title to the Real Property;

                                    d. all literature and other documentation
relating to the Sellers' business, all in form and substance satisfactory to the Buyer;

                                    e. such contracts, files and other data and
documents pertaining to the Assets or the Sellers' business as the Buyer may reasonably request;

                                    f. an agreement by the Stockholder to become
subject to the CWS 1995 Stockholders Agreement;

                                    g. such certificates of the Sellers'
officers and such other documents evidencing satisfaction of the conditions specified in Section 5(b) as the Buyer shall reasonably request;

                                    h. certificates of the Secretaries of State
of the State of New York and the Commonwealth of Pennsylvania as to the legal existence and good standing (including tax) of the Sellers in their respective states of incorporation;

                                    i. certificates of the Secretary of the
Seller attesting to the incumbency of the Sellers' officers, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 2;

                                    j. estoppel certificates from each lessor
from whom any of the Sellers lease real or personal property consenting to the assumption of such lease by the Buyer and representing that there are no outstanding claims against such Seller under any such lease;

                                    k. estoppel certificates from each tenant to
whom any Seller leases real property consenting to the assumption of such lease by the Buyer and representing that there are no outstanding claims against such Seller under any such lease;

                                    l. a title policy or policies (together, the
"Title Policy") from one or more title companies reasonably acceptable to the Buyer (the "Title Insurer"), in form and substance reasonably satisfactory to the Buyer covering the Real Property on which any transfer station is located;

                                    m. such affidavits and indemnities executed
by the Sellers and the Stockholder as the Title Insurer may reasonably require in order to omit from the Title Policy all exceptions for (i) judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to such Seller; (ii) parties in possession other than under rights to possession granted under the Leases; (iii) mechanics' liens; and (iv) hazardous waste (if applicable). It shall be the obligation of the Sellers to obtain the title Policy and the cost of the title Policy shall be borne by the Sellers;

                                    n. a cross receipt executed by the Buyer and
the Sellers;

                                    o. such other documents, instruments or
certificates as the Buyer may reasonably request.

                  c. Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement to occur at the Closing is subject to the satisfaction of the following additional conditions:

                           i. the representations and warranties of the Buyer
set forth in Section 3 shall be true and correct when made on the date hereof and shall be true and correct as of the respective Effective Time as if made as of the respective Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

                           ii. the Buyer shall have performed or complied with
its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the respective Effective Time;

                           iii. the Buyer shall have delivered to the Sellers a
certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (i) and (ii) of this Section 5(c) is satisfied in all respects;

                           iv. the Stockholder shall have been elected a member
of the Board of Directors of CWS;

                           v. the Sellers shall have received from New York
counsel to the Buyer an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Sellers and dated as of the Closing Date;

                           vi. all actions to be taken by the Buyer in
connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Sellers; and

                           vii. The Sellers shall have received at or prior to
the Closing such documents, instruments or certificates as the Sellers may reasonably request including, without limitation:

                                    a. such certificates of the Buyer's officers
and such other documents evidencing satisfaction of the conditions specified in this Section 5(c) as the Sellers shall reasonably request;

                                    b. a certificate of the Secretary of State
of the State of New York as to the legal existence and good standing of the New York Buyer in New York, and a certificate of the Secretary of State of the Commonwealth of Pennsylvania as to the legal existence and good standing of the Pennsylvania Buyer in Pennsylvania;

                                    c. a certificate of the Secretary of the
Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and by-laws;

                                    d. delivery of the Initial Shares to the
Sellers;

                                    e. the Instrument of Assumption executed by
the Buyer and accepted by the Sellers; and

                                    f. a cross receipt executed by the Buyer and
the Sellers.

         6.       Indemnification.

                  a. Indemnification. The Stockholder and the Sellers, jointly and severally, shall indemnify the Buyer and its officers, directors, stockholders and affiliates (and the officers, directors and stockholders of its affiliates) (the "Indemnified Parties") and hold the Indemnified Parties harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by the Indemnified Parties ("Damages"):

                           i. resulting from, relating to or constituting any
misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Stockholder or the Sellers contained in this Agreement or in any document delivered by the Stockholder or the Sellers pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                           ii. resulting from any claims against, or liabilities
or obligations of, the Sellers or against the Assets not specifically assumed by the Buyer pursuant to this Agreement;

                           iii. resulting from any tax liabilities or
obligations of any of the Sellers;

                           iv. resulting from any violation by any of the
Sellers of, or any failure by any of the Sellers to comply with, any law, ruling, order, decree, regulation or zoning, environmental or permit requirement applicable to any of the Sellers or their business or properties, whether or not any such failure or violation has been disclosed to the Buyer, including any costs incurred by the Buyer (A) in order to bring the Assets into compliance with environmental laws as a result of noncompliance with such laws on or before the Closing Date or (B) in connection with the transfer of the Assets;

                           v. resulting from the failure of the Buyer or the
Sellers to obtain the protections afforded by compliance with the notification and other requirements of the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either the Sellers or the transactions contemplated by this Agreement;

                           vi. resulting from any claims against, or liabilities
or obligations of, the Sellers with respect to obligations under Employee Plans not specifically assumed by the Buyer pursuant to this Agreement;

                           vii. resulting from any claims against the Sellers or
the Assets by or on behalf of Allied Waste Industries, Inc.;

                           viii. resulting from any claims against the Sellers,
the Stockholder or the Assets by or on behalf of Robert Seymour; and

                           ix. resulting from any and all claims relating to or
arising out of the Covert Landfill, including any claim for civil and/or criminal fine or penalty, which may be asserted in any form, including any administrative proceeding or court proceeding, by the Organized Crime Task Force, the Department of Environmental Conservation, or any other federal, state or local governmental entity.

                  b.       Method of Asserting Claims.

                           i. The Buyer agrees to look to the Retained Shares to
satisfy any claims for indemnification hereunder, until such Retained Shares have been fully applied, and the Buyer shall have the right to offset against its obligation to issue the Retained Shares pursuant to the terms of this Agreement the amount of any such claim for indemnification. Thereafter, the Stockholder and the Sellers shall be liable for any additional claims (provided, however, that the Stockholder and the Sellers may satisfy such obligation by surrendering Initial Shares). For purposes of satisfying the Stockholder's and Sellers' indemnification obligations under this
Section 6, the Retained Shares and the Initial Shares will be valued at $20 per share.

                           ii. If a third party asserts that an Indemnified
Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Indemnified Party may be entitled to indemnification pursuant to this Section 6, and the Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Stockholder or the Sellers, (ii) the Indemnified Party may make a claim for indemnification pursuant to this Section 6, and (iii) the Indemnified Party shall be reimbursed for any such Damages for which it is entitled to indemnification pursuant to this Section 6 (subject to the right of the Stockholder and the Sellers to dispute the Indemnified Party's entitlement to indemnification under the terms of this Section 6).

                           iii. The Buyer shall give prompt written notification
to the Stockholder of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this
Section 6 may be sought; provided, however, that no delay on the part of the Buyer in notifying the Stockholder shall relieve the Stockholder or the Sellers of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Stockholder may, upon written notice thereof to the Buyer, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Buyer, provided the Stockholder acknowledges in writing to the Buyer that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Parties in connection with such action, suit or proceeding constitute Damages for which the Indemnified Parties shall be entitled to indemnification pursuant to this
Section 6. If the Stockholder does not so assume control of such defense, the Buyer shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Stockholder assumes control of such defense and the Buyer reasonably concludes that the indemnifying parties and the Indemnified Parties have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Parties shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Buyer shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Stockholder, which shall not be unreasonably withheld. The Stockholder and the Sellers shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Buyer, which shall not be unreasonably withheld.

                  c. Survival. The representations and warranties of the Stockholder and the Sellers set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the fifth anniversary of the Closing Date and shall not be affected by any examination made for or on behalf of the Buyer or the knowledge of any of the Buyer's officers, directors, stockholders, employees or agents. If a notice is given before the expiration of such periods, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

                  d. Limitations. Except with respect to claims based on fraud, the rights of the Buyer under this Section 6 shall be the exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Stockholder or the Sellers contained in this Agreement (provided that nothing contained in this Agreement shall limit or restrict any right or remedy the Buyer may have under any Environmental Law).

         7.       Termination.

                  a. Termination of Agreement. This Agreement may be terminated prior to the Closing Date as provided below:

                           i. the Stockholder, the Sellers and the Buyer may
terminate this Agreement by mutual written consent;

                           ii. the Buyer may terminate this Agreement by giving
written notice to the Stockholder in the event the Stockholder or any Seller is in breach, and the Stockholder and the Sellers may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach, of any material representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof;

                           iii. the Buyer may terminate this Agreement by giving
written notice to the Stockholder if the Closing shall not have occurred on or before the 60th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5(a) or 5(b) hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement);

                           x. the Stockholder and the Sellers may terminate this
Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before the 60th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5(a) or 5(c) hereof (unless the failure results primarily from a breach by the Stockholder or any Seller of any representation, warranty or covenant contained in this Agreement).

                  b. Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a), all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement); provided, however, that the confidentiality provisions contained in Section 4(d) shall survive any such termination.

         8.       Miscellaneous.

                  a. Press Releases and Announcements. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

                  b. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

                  c. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties, and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

                  d. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may assign its rights and obligations hereunder to CWS or any affiliate thereof

                  e. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  f. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  g. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

    If to any of the Sellers or to the Stockholder:    Copy to:

    c/o Kenneth H. Mead                                Earl D. Butler, P.C.
    1669 N.W. 114th Loop                               Vestal Professional Building
    Ocala, FL 34475                                    Annex
                                                       231-241 Main Street
                                                       Vestal, NY 13850

    If to the Buyer:                                   Copy to:

    Casella Waste Management of N.Y., Inc.             Jeffrey A. Stein, Esq.
    Box 866                                            Hale and Dorr
    25 Greens Hill Lane                                60 State Street
    Rutland, VT 05702                                  Boston, MA 02109


Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  h. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

                  i. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  j. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  k. Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  l. Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 8(m)), in addition to any other remedy to which it may be entitled, at law or in equity.

                  m. Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the State of Vermont in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8(g). Nothing in this Section 8(m), however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

                  n. Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                  o. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                           CASELLA WASTE MANAGEMENT
                           OF N.Y., INC.


                           By: ______________________________________

                           Title: ___________________________________

                           CASELLA WASTE MANAGEMENT
                           OF PENNSYLVANIA, INC.


                           By: ______________________________________

                           Title: ___________________________________


                           SUPERIOR DISPOSAL SERVICES, INC.


                           By: ______________________________________

                           Title: ___________________________________

                           KENSUE, INC.


                           By: ______________________________________

                           Title: ___________________________________

                           S.D.S AT PA, INC.


                           By: ______________________________________

                           Title: ___________________________________

                           CLAWS REFUSE, INC.


                           By: ______________________________________

                           Title: ___________________________________


                           __________________________________________
                           KENNETH H. MEAD